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                                                                    Exhibit 10.3

                        POWER SALES AND AGENCY AGREEMENT

      THIS POWER SALES AND AGENCY AGREEMENT (this "Agreement") is entered into as of this 24th day of March, 2000 by and between NRG Power Marketing Inc., a Delaware corporation ("Power Marketing") and Louisiana Generating LLC, a Delaware limited liability company (the "Owner") (each individually a "Party," or collectively the "Parties").

                                    RECITALS

      WHEREAS, Owner is a party to a Fifth Amended and Restated Asset Purchase and Reorganization Agreement (the "Asset Sale Agreement") dated September 21, 1999, with Ralph R. Mabey, as Chapter 11 Trustee of Cajun Electric Power Cooperative, Inc. ("Cajun"), pursuant to which Owner is to acquire two electric generation facilities (commonly referred to as "Big Cajun I" and "Big Cajun II"), with a total generating capacity of approximately 1700 MWs, located in New Roads, Louisiana, along with certain other specified assets; and

      WHEREAS, upon the closing of the Cajun acquisition pursuant to the Asset Sale Agreement, Owner will (i) enter into certain forms of power supply agreements with the eleven former Cajun electricity membership cooperatives, and
(ii) assume Cajun's power supply obligations under two long-term power sales agreements with Southwestern Electric Power Company, one agreement with South Mississippi Electric Power Association, and one agreement with Municipal Energy Agency of Mississippi (hereinafter, all agreements in this recital are referred to as the "Power Supply Contracts"); and

      WHEREAS, Owner wishes to retain the services of Power Marketing as its agent, to (i) manage, market and sell its Excess Station Power (including any Deficit Station Power necessary to meet the obligations of Owner under the Power Supply Contracts), (ii) manage, procure and provide, as the case may be, the requirements of Owner for Fuel, and (iii) market, sell and purchase, as the case may be, the Emission Credits generated by or necessary for the conduct of the business of Owner; and

      WHEREAS, Power Marketing desires to (i) manage, market and sell all of Owner's Excess Station Power (including any Deficit Station Power necessary to meet the obligations of Owner under the Power Supply Contracts), (ii) manage, procure and provide Owner's requirements for Fuel, and (iii) market, sell and


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purchase, as the case may be, the Emission Credits generated in or necessary for the conduct of Owner's business.

      NOW THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      Whenever used in this Agreement with initial capitalization, the following terms shall have the meanings specified or referred to in this Article I.

"Affiliate" means, with respect to any person or entity, (i) each entity that such person or entity Controls, (ii) each person or entity that Controls such person or entity, and (iii) each entity that is under common Control with such person or entity.

"Agreement" shall have the meaning provided in the introductory paragraph hereof.

"All-in Fuel Cost" means, for any period, the actual cost incurred, on a first-in-first-out basis, by Power Marketing for Fuel supplied by Power Marketing to the Owner during such period, including the spot or contract price paid therefor by Power Marketing, all costs of transportation and delivery of such Fuel, and all taxes paid or payable by Power Marketing in association therewith.

"Ancillary Services" means any or all of the following: (i) 10 minute spinning reserve, (ii) 10 minute non-spinning reserve, (iii) operating reserves, (iv) automatic generation control, (v) voltage support, and (vi) black start services.

"Big Cajun I" means Big Cajun I, Units 1 and 2, both of which are 110 MW natural gas-fired electric generating facilities located in New Roads, Louisiana.

"Big Cajun II" means Big Cajun II, Units 1 and 2, which are 575 MW coal-fired electric generating units, and Big Cajun II, Unit 3, which is a 575 MW coal-fired electric generating unit of which Owner owns a 58% undivided interest. Big Cajun II is located in New Roads, Louisiana.

"Business Day" means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in Minnesota or New York are not open for


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business. A Business Day shall begin at 8:00 a.m. and end at 5:00 p.m. Eastern
Standard (or Daylight) time.

"Capacity" means the aggregate installed generating capability of all of the Units located at the Station, measured in megawatts ("MW") or kilowatts ("KW").

"Coal Supply Agreement" means that certain Coal Supply Agreement between Triton Coal Company and Owner dated August 1, 1997.

"Control" means the possession, directly or indirectly, through one or more intermediaries, of (i) in the case of a corporation, a majority of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, a majority of the beneficial interest therein; and (iv) in the case of any other entity, a majority of the economic or beneficial interest therein.

"Deficit Station Power" means any Power that is required to fulfill Owner's contractual supply obligations under the Power Supply Contracts, at any point, that cannot otherwise be generated or supplied by generation assets owned, leased or controlled by Owner.

"Delivery Point" means the point at which the Station is connected to Entergy Corporation, Central Louisiana Electric Company ("CLECO"), or Southwestern Electric Power Company ("SWEPCO") transmission systems as indicated in the respective Interconnection Agreement or such other delivery point as Power Marketing shall designate.

"Dispatch" means setting the level of Power output of the Station.

"Emissions Credits" means credits, in units established by applicable regulatory authorities, resulting from the reduction of air pollutants (including NOx and SO(2)) from an emitting source or facility, that have been certified by the applicable regulatory authority.

"Energy" means electric energy, measured in megawatt hours ("MWh") or kilowatt hours ("KWh"), generated and deliverable by Owner.

"Excess Station Power" means the difference between (i) the sum of Station Power plus all Power Purchases, and (ii) the Power sold pursuant to the Power Supply Contracts.


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"Force Majeure" means an event which (i) is not within the reasonable control of the Party claiming Force Majeure (the "Claiming Party"), (ii) was not caused by the acts, omissions or delays of the Claiming Party or any person over whom the Claiming Party has control, (iii) is not an act, event or condition the risks or consequences of which the Claiming Party has expressly agreed to assume pursuant to this Agreement, and (iv) by the prompt exercise of due diligence, the Claiming Party is unable to overcome or avoid or cause to be avoided. Subject to the foregoing, Force Majeure includes, but is not restricted to acts of God, fire, civil disturbance, labor dispute, labor or material shortage, sabotage, or action or restraint by court order of any public or governmental authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such government action).

"Fuel" means the natural gas required to operate Big Cajun I.

"Governmental Entity" means the government of the United States, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Interconnection Agreement" means any or all of the following: (i) an Electric System Interconnection Agreement effective as of January 1, 1991 by and between CLECO and Cajun; (ii) an Electric System Interconnection Agreement dated as of January 1, 1998 by and between SWEPCO and Cajun; (iii) an As-Available Energy Transmission Service Agreement dated as of May 31, 1989 by and between SWEPCO and Cajun; (iv) a Network Integration Transmission Service Agreement dated as of January 1, 1998 (as revised March 25, 1999) by and between Entergy Services, Inc. ("ESI") and Cajun; (v) a Network Operating Agreement, dated as of January 1, 1998 by and between ESI and Cajun; (vi) a Non-Firm Point-to-Point Transmission Service Agreement dated as of January 1, 1998 by and between ESI and Cajun; (vii) a Firm Point-to-Point Transmission Service Agreement dated as of January 1, 1998 by and between ESI and Cajun; and (viii) any replacement or new Agreements negotiated by Owner relating to the transmission of electricity from a Station.

"Interest Rate" means, for any date, the interest equal to the "Prime Rate" as may be published on the first Business Day of the applicable calendar month in The Wall Street Journal under "Money Rates."


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"Net Power Revenue" means, for any period, the gross receipts during such period from sales by Power Marketing of Excess Station Power, reduced by (i) the cost of any Power Purchases, (ii) the amount of any transmission or other costs incurred by Power Marketing during such period in delivering Excess Station
Power to the point of sale, (iii) the amount of any state or federal Taxes paid or required to be paid by Power Marketing with respect to the sale of Excess Station Power or otherwise with respect to the performance of its obligations hereunder, and (iv) the amount of any other costs paid by Power Marketing during such period in connection with the sale of Excess Station Power, including an arms-length, commercially reasonable allocation of overhead and administrative expense.

"Net Power Cost" means, for any period, the cost during such period of purchases by Power Marketing of Deficit Station Power, increased by (i) the amount of any transmission or other costs incurred by Power Marketing during such period in delivering Deficit Station Power to the point of sale, (ii) the amount of any state or federal Taxes paid or required to be paid by Power Marketing with respect to the purchase of Deficit Station Power or otherwise with respect to the performance of its obligations hereunder, and (iii) the amount of any other costs paid by Power Marketing during such period in connection with the purchase of Deficit Station Power, including an arms-length, commercially reasonable allocation of overhead and administrative expense.

"Power" means Capacity, Energy or Ancillary Services or any combination thereof, as the case may be.

"Power Purchases" means any Power purchased by Power Marketing on behalf of Owner.

"Power Supply Contracts" shall have the meaning provided in the second recital hereof.

"Prudent Independent Power Industry Practice" means any of the practices, methods and acts engaged in or approved by a significant portion of the independent power industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Independent Power Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the region and consistently adhered to by Owner. Prudent Independent Power Industry Practices


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shall include, but not be limited to North American Electric Reliability Council
("NERC") Criteria & Guidelines, Southwest Power Coordinating Council ("SPCC") Criteria & Guidelines, as they may be amended from time to time, including the rules, guidelines and criteria of any successor organization to the foregoing entities.

"Station" means the generating facilities acquired by Owner.

"Station Power" means the aggregate total Power generated by the Station from time to time.

"Taxes" means any tax, charge, impost, tariff, duty or fee of any kind charged, imposed or levied, directly or indirectly, by any Governmental Entity, including any value-added tax, sales tax, stamp duty, gross receipts tax, property tax, registration fee or license, but excluding any tax on income.

"Transportation Contract" means that certain Coal Transportation Agreement between The Burlington Northern and Santa Fe Railway Company, American Commercial Marine Service and Owner dated January 22, 1997.

 "Unit" means each of the operating electricity generating units located at the Station.

                                   ARTICLE II
                            TRANSACTIONS AND SERVICES

2.1 Power Transactions.

      (a) Right to Excess Station Power. Power Marketing shall have the exclusive right, as agent for Owner, to sell or trade all of the Excess Station Power.

      (b) Right to Transact Power Purchases. Power Marketing shall have the exclusive right, as agent for Owner, to buy or trade all Power Purchases.

      (c) Delivery of Excess Station Power. Owner shall use all commercially reasonable efforts, in accordance with Prudent Independent Power Industry Practice, to deliver any Excess Station Power sold by Power Marketing to the contractually designated Delivery Point, in accordance with instruction received from Power Marketing.

      (d) Purchase or Sale of Ancillary Services. Power Marketing shall have the exclusive right, as agent for Owner, to purchase, sell, or trade all Ancillary Services.


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Power Marketing, in its sole discretion, may fulfill any Ancillary Service obligation either through (i) the use of Big Cajun I or Big Cajun II or any other generating facility that will be owned by NRG South Central Generating LLC ("NRG South Central") or an Additional Guarantor, or (ii) acquisition from a third party provider.

      (e) Dispatch. Power Marketing shall have the exclusive right and the obligation to effect the Dispatch of the Station. Power Marketing shall effect such Dispatch, as agent for Owner, through bilateral contracts and the Power Supply Contracts, and such Dispatch shall be subject to the physical limitations of the Station as Owner may advise Power Marketing from time to time.

      (f) Other Power Sales Agreements. Power Marketing shall assist Owner in performing all of its obligations under the Power Supply Contacts and any other power sale agreements to which it may be a party.

      (g) Metering. For the purposes of determining quantities of Power delivered, metering shall be determined based upon the Delivery Points of the relevant Interconnection Agreements.

      (h) Auxiliary Power. Power Marketing shall be responsible for negotiating agreements for the provision of Power to the Station for auxiliary load and Station start-up as required to support the Dispatch schedule.

2.2 Fuel Requirements.

      (a) Big Cajun I. Power Marketing shall procure for Owner all Fuel at such time and in such amounts as are necessary to satisfy all Fuel requirements of Big Cajun I. Owner shall notify Power Marketing on a regular basis, sufficiently in advance of the need therefore, of the anticipated Fuel requirements. All Fuel shall be contracted for by Power Marketing as agent for Owner.

      (b) Big Cajun II. Power Marketing shall provide oversight and advice to Owner on an "as requested" basis regarding the Coal Supply Agreement and the Transportation Contract. In addition, at the request of Owner, Power Marketing will assist in the procurement of new or additional coal supply or transportation arrangements, should circumstances necessitate such assistance.

2.3 Emissions Credits.

      (a) Big Cajun I. Owner shall make available and transfer to Power Marketing, as its exclusive agent, all Emissions Credits owned, earned or acquired


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by Owner that are in excess of the amount of Emission Credits required to operate Big Cajun I at its scheduled capacity. Power Marketing shall procure for Owner all Emissions Credits, in excess of those generated by Owner, that are required by Owner to operate Big Cajun I at its scheduled capacity.

      (b) Big Cajun II. Pursuant to the terms of Owner's Coal Supply Agreement for Big Cajun II, the coal supplier is obligated to procure SO(2) allowances for the first 5 years of the contract (the "Initial Term") to the extent Owner's SO(2) emissions from Big Cajun II exceed 43,804 tons per calendar year. If, however, SO(2) emissions are less than 43,804 tons in any calendar year during the Initial Term, then Owner must convey to the coal supplier two-thirds the number of allowances less than 43,804 ton allotment. During the Initial Term, Power Marketing shall assume all responsibilities of Owner under the Coal Supply Agreement regarding SO(2) emission for the benefit of Owner. To the extent available, Power Marketing shall use commercially reasonable efforts to maximize the value of any excess SO(2) allowances available to Owner under the Coal Supply Agreement. The responsibilities of Power Marketing regarding SO(2) emission allowances upon completion of the Initial Term shall be agreed upon by Power Marketing and Owner on or before three (3) months prior to completion of the Initial Term. With respect to Emissions Credits (other than SO(2)), the obligations of Power Marketing regarding Big Cajun II shall be the same as the obligations set forth in Section 2.3(a) applicable to Big Cajun I.

2.4 Load Management; Risk Management and Hedging.

      (a) Load Management. Power Marketing shall assist Owner in fulfilling Owner's load management obligations set forth in the Power Supply Contracts. Power Marketing shall assume primary responsibility for these obligations. Owner shall notify Power Marketing of any pending material changes in Owner's load in a timely manner.

      (b) Risk Management and Hedging. Power Marketing shall implement appropriate risk management practices and develop a hedging strategy for the benefit of Owner, subject to the provisions of Section 7.1 of this Agreement.

                                   ARTICLE III
                                    PAYMENTS

3.1 Payments for Excess Station Power. Power Marketing shall pay to Owner for the amount of the Excess Station Power provided by Owner to Power Marketing the


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Net Power Revenue from the sales by Power Marketing of such power. By no later than the twenty-fifth (25th) day of each calendar month, Power Marketing shall deliver an estimated statement, together with the estimated payment required pursuant to such statement, to Owner setting forth, separately with respect to Capacity, Energy and Ancillary Services, the estimated Excess Station Power provided by Owner pursuant to Dispatch effected by Power Marketing during the preceding calendar month and the total amount due to Owner from Power Marketing with respect thereto, together with any applicable supporting documentation. As soon as possible with respect to each calendar month, and in any case no later than ten (10) Business Days after final reconciliation of such calendar month, Power Marketing shall deliver a true-up statement to Owner with respect to such calendar month, which statement shall set forth, separately with respect to Capacity, Energy and Ancillary Services, the actual Excess Station Power provided by Owner pursuant to Dispatch effected by Power Marketing. If such true-up statement reveals a shortfall in payment by Power Marketing with respect to such payment, then such true-up statement shall be accompanied by payment for such shortfall, together with interest at the Interest Rate from the date originally due (i.e., the twenty-fifth (25th) day of the month following the calendar month in which such Power was provided or generated by Owner) until paid in full. If such true-up statement reveals an overpayment by Power Marketing with respect to such payment, then Owner shall refund such overpayment to Power Marketing no later than ten (10) Business Days following the delivery of such true-up statement, together with interest at the Interest Rate from the date such overpayment was originally made until repaid in full.

3.2 Payments for Deficit Station Power. Owner shall pay to Power Marketing for the amount of the Deficit Station Power provided by Power Marketing to Owner the Net Power Cost from the purchase by Power Marketing of such power. By no later than the twenty-fifth (25th) day of each calendar month, Power Marketing shall deliver an estimated statement, together with the estimated payment required pursuant to such statement, to Owner setting forth, separately with respect to Capacity, Energy and Ancillary Services, the estimated Deficit Station Power procured by Power Marketing during the preceding calendar month and the total amount due to Power Marketing from Owner with respect thereto, together with any applicable supporting documentation. As soon as possible with respect to each calendar month, and in any case no later than ten (10) Business Days after final reconciliation of such calendar month, Power Marketing shall deliver a true-up statement to Owner with respect to such calendar month, which statement shall set forth, separately with respect to Capacity, Energy and Ancillary Services, the actual Deficit Station Power provided by Power Marketing. If such true-up statement reveals a shortfall in payment by Owner with respect to such payment, then such true-up statement shall be accompanied by payment for such shortfall, together with interest at the Interest Rate


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from the date originally due (i.e., the twenty-fifth (25th) day of the month following the calendar month in which such Power was provided to Owner) until paid in full. If such true-up statement reveals an overpayment by Owner with respect to such payment, then Power Marketing shall refund such overpayment to Power Marketing no later than ten (10) Business Days following the delivery of such true-up statement, together with interest at the Interest Rate from the date such overpayment was originally made until repaid in full.

3.3 Payments for Fuel. Power Marketing will use commercially reasonable efforts to have all Fuel invoiced directly to Owner for payment. In the event Owner is not invoiced directly by the Fuel supplier, Owner shall pay to Power Marketing the All-in Fuel Cost for the Fuel procured by Power Marketing. Power Marketing shall deliver to Owner on or before the fifteenth (15th) day of each month a statement of the All-in Fuel Cost for Fuel supplied in the previous month that was not invoiced directly to Owner, together with all applicable supporting documentation. Owner shall pay to Power Marketing the amount of each such statement on or before the last day of the month in which such statement is delivered.

3.4 Payments for Emissions Credits. Power Marketing shall deliver to Owner on or before the fifteenth (15th) day of each month a statement with respect to any Emissions Credits sold or purchased by Power Marketing in the previous month, together with any applicable supporting documentation. Power Marketing shall remit to Owner with any such statement with respect to Emissions Credits sold by Power Marketing for Owner the full amount then due. Owner shall pay to Power Marketing the amount of each such statement with respect to any Emissions Credits purchased by Power Marketing for the benefit of Owner on or before the last day of the month in which such statement is delivered.

3.5 Fuel and Emission Credit Compensation. In consideration for the services rendered by Power Marketing pursuant to Sections 2.2 and 2.3, Owner shall pay to Power Marketing an amount equal to the number of manhours expended by appropriate personnel of Power Marketing for services rendered (rounded to the nearest quarter of an hour), multiplied by the hourly rates set forth on Exhibit A (which rates each shall escalate on the first day of each calendar year during the term hereof by an amount which is 3% of the rate applicable during the prior calendar year). Power Marketing shall prepare and submit to Owner on a monthly basis invoices covering the fees to which Power Marketing is entitled under this
Section 3.5.

3.6 Load and Risk Management Services Compensation. In consideration for the services rendered by Power Marketing pursuant to Section 2.4, Owner shall pay to


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Power Marketing an amount equal to the number of manhours expended by appropriate personnel of Power Marketing for services rendered (rounded to the nearest quarter of an hour), multiplied by the hourly rates set forth on Exhibit A (which rates each shall escalate on the first day of each calendar year during the term hereof by an amount which is 3% of the rate applicable during the prior calendar year). Power Marketing shall prepare and submit to Owner on a monthly basis invoices covering the fees to which Power Marketing is entitled under this
Section 3.6.

3.7 Overdue Payments; Defaults. If any Party shall fail to make any payment (including any estimated payment) when due, such overdue payment shall accrue interest at the Interest Rate plus 2% from the due date to the date of payment. In addition, if Power Marketing is the defaulting Party with respect to payments for Excess Station Power and continues to default with respect to any payment for thirty (30) days after notice of such default by Owner, then Owner may (i) terminate this Agreement, or (ii) take any other such actions as are available to it an law or equity with respect to such default. During the exercise of any remedy, Power Marketing shall continue to be obligated to pay Owner for all Excess Station Power not otherwise sold by Owner. In addition, Power Marketing shall remain obligated to pay Owner for all Excess Station Power generated by Owner pursuant to Dispatch effected by Power Marketing. Owner may exercise any one or more of such remedies, and no such exercise shall limit Owner's rights to exercise any other remedy.

3.8 Billing Dispute. If either Party, in good faith, disputes a statement, the disputing Party shall immediately notify the other Party of the basis for the dispute; provided, however, that no adjustment for any invoice or payment will be made unless objection to the accuracy thereof was made prior to the lapse of one (1) year from the date such amount was paid. The disputing Party shall pay the undisputed portion of such statement no later than the due date. If any amount withheld under dispute is ultimately determined to be due to the other Party, it shall be paid within five (5) Business Days of such determination along with interest accrued at the Interest Rate from the date originally due until the date paid. Inadvertent overpayments shall be returned by Party overpaid upon request or deducted by such Party from subsequent payments, with interest accrued at the Interest Rate from the date originally paid until the date paid or deducted.

                                   ARTICLE IV
                               PERFORMANCE EXCUSED


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4.1 Force Majeure. If either Party is rendered unable by an event of Force
Majeure to carry out, in whole or part, its obligations under this Agreement, then, for only the pendency of such Force Majeure, the Party affected by the event shall be temporarily relieved of its obligations hereunder to deliver Power insofar as they are affected by Force Majeure but for no longer period; provided, however, that such Party shall not be relieved of its obligation to make payments then due or becoming due with respect to performance which occurred prior to the event. The Party affected by an event of Force Majeure shall provide the other Party with written notice setting forth the full details thereof within two (2) Business Days after the occurrence of such event and shall take all reasonable measures to mitigate or minimize the effects of such event of Force Majeure.

4.2 Scheduled Outages. Owner shall notify Power Marketing of any scheduled outage of any Unit. During the period of such scheduled outage and any additional time reasonably required to complete the work for which such outage was scheduled, Owner shall be relieved of its obligations hereunder to deliver Power from such Unit.

                                    ARTICLE V
                     TITLE, RISK OF LOSS AND INDEMNIFICATION

5.1 Title and Risk of Loss. Title to and risk of loss related to Excess Station Power sold by Power Marketing hereunder shall remain with Owner until delivery to the Delivery Point. Owner warrants that it will deliver to Power Marketing the Excess Station Power free and clear of all liens, claims and encumbrances arising prior to the Delivery Point. Title to and risk of loss related to Deficit Station Power procured by Power Marketing shall transfer from seller to Owner at the Delivery Point.

5.2 Indemnity. Each Party shall indemnify, defend and hold harmless the other party from any Claims arising from any act or incident occurring during the period when control and title to Power is vested, as between the Parties as provided in Section 5.1, in the indemnifying Party. "Claims" means all claims or actions, threatened or filed and, whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys' fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

5.3 Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it


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may incur as a result of the other Party's performance or non-performance of this Agreement.

                                   ARTICLE VI
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Representations and Warranties. Each Party hereby represents and warrants to the other Party that the following statements are true and correct as of the date hereof and shall be true and correct at all times that such Party is a Party hereto:

      (a) It is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation; to the extent required by applicable law, it is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation or formation; and it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder, and all necessary actions by the officers, managers, members or other applicable persons necessary for the due authorization, execution, delivery, and performance of this Agreement by it have been duly taken.

      (b) It has duly executed and delivered this Agreement and the other documents contemplated herein, and each constitutes a legal, valid and binding obligation of such Party enforceable against it in accordance with the terms of such document (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity).

      (c) Its authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) its organizational documents, (B) any contract or agreement to which it is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which it or any of its properties is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority (including any approvals required by the Federal Energy Regulatory Commission) or other person, unless such requirement has already been satisfied.

      (d) It has obtained all governmental approvals (including all approvals, authorizations or waivers from the Federal Energy Regulatory Commission) necessary to perform its obligations hereunder.


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      (e) It is not a party to any litigation the outcome of which could reasonably be expected to adversely affect its ability to perform its obligations hereunder or to have a material adverse effect on its properties, business or financial condition.

6.2 Covenants. The Parties hereby covenant and agree as follows:

      (a) Each Party will timely acquire and maintain all permits, licenses, waivers and approvals (including approval to operate as an exempt wholesale generator) required by any state or federal regulatory authority in order for it to perform its obligations hereunder.

      (b) Each Party will at all times abide by all laws, rules and regulations of any state or federal governmental authority applicable to the conduct of such Party or the performance of its obligations hereunder.

      (c) Power Marketing will not sell Power to any of its Affiliates except in conformity with the laws, rules and regulations of any Governmental Entity applicable to such transactions.

                                   ARTICLE VII
                                  MISCELLANEOUS

7.1 Owner Risk Oversight. Owner shall have the right to influence the strategy of Power Marketing with respect to (i) the purchase and sale of Energy, Capacity, and Ancillary Services, and (ii) the overall level of risk to be undertaken by Power Marketing on behalf of Owner. At the request of Owner, Power Marketing shall make available for review all relevant records and documentation supporting transactions entered into by Power Marketing on behalf of Owner.

7.2 Term of Agreement. The Term of this Agreement will begin on the date of this Agreement and will end on December 31, 2030.

7.3 Governing Law and Jurisdiction. This Agreement and the rights and duties of the Parties hereunder shall be governed by and construed, enforced and performed in accordance with the laws of the State of New York without regard to any conflict of law rules thereof (other than Section 5-1401 of the New York General Obligations Law). Any lawsuits arising under this Agreement shall be instituted in the federal or state courts of New York located in New York County, and each party hereby irrevocably submits to the in personam jurisdiction of such courts. EACH PARTY

HEREIN WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL WITH RESPECT TO ANY LITIGATION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

7.4 Assignment. Neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party, provided, however, either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), (i) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements by or for the benefit of Owner or NRG South Central, (ii) transfer or assign this Agreement to an Affiliate of such Party if such Affiliate's creditworthiness and technical ability to perform hereunder is not materially different than that of such Party, (iii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such Party, or (iv) in the case of Owner, transfer or assign this Agreement to any person or entity acquiring the Station; provided, however, that in each such case, any such assignee (other than an assignee in a transaction referred to in clause (i) above) shall agree in writing to be bound by the terms and conditions hereof and such assignee's creditworthiness and technical ability to perform hereunder shall not be materially different than that of such Party.

7.5 Notices.

If to Power Marketing:

      NOTICES AND CORRESPONDENCE:

      NRG Power Marketing Inc.
      1221 Nicollet Mall
      Minneapolis, MN 55403
      Attn: Audrey Zibelman
      Phone: (612) 373-5300
      Fax: (612) 373-5430

      INVOICES:

      NRG Power Marketing Inc.
      1221 Nicollet Mall
      Minneapolis, MN 55403
      Attn: Christine Harrell
      Phone: (612) 373-5300

      Fax: (612) 373-5430

      PAYMENTS BY WIRE:

      Bank: LaSalle National Bank
      Address: Chicago, IL
      ABA: 071 000 505
      Account: NRG Power Marketing LLC
      Acct. No.:

If to Owner:

      NOTICES & CORRESPONDENCE:

      Louisiana Generating LLC
      P.O. Box 15540
      Baton Rouge, LA 70895
      Attn: Alan Williams
      Phone: (225) 291-3060
      Fax: (225) 296-1746

      INVOICES:

      Louisiana Generating LLC
      P.O. Box 15540
      Baton Rouge, LA 70895
      Attn: Michael Manning
      Phone: (225) 291-3060
      Fax: (225) 296-1746

      PAYMENTS BY WIRE:

      Bank:
      Address:
      ABA:
      Account:
      Acct. No.:

7.6 General. No amendment or modification to this Agreement shall be enforceable unless reduced to writing and executed by both Parties. This Agreement shall not impact any rights enforceable by any third party (other than a permitted successor or assignee bound to this Agreement). No waiver by a Party of any default by the other Party shall be construed as a waiver of any other default. Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a change in law will not otherwise affect the remaining lawful obligations that arise under this Agreement. The headings used herein are for convenience and reference purposes only. All indemnity and audit rights hereunder shall survive the termination of this Agreement for six (6) years. For any period over which interest shall accrue, interest shall accrue on the first day of such period, but shall not accrue on the last day thereof.

7.7 Confidential Information. During the Term of this Agreement and for three
(3) years thereafter, neither Party shall divulge, furnish or make accessible to anyone or use in any way any confidential or secret information of the other Party which it has acquired or become acquainted with in the performance of its obligations under this Agreement. Each Party acknowledges that the above-described information constitutes a unique and valuable asset of the Party seeking such confidential treatment, and that any disclosure or other use of such knowledge other than for the sole benefit of such other Party would be wrongful and would cause it irreparable harm. Both during and after the term of this Agreement, each Party will refrain from any acts or omissions that would reduce the value of such knowledge or information to such other Party. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which (i) is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Party seeking such confidential treatment, other than as a direct or indirect result of the breach of this Agreement, (ii) is disclosed to any regulatory authority having jurisdiction over the disclosing party, (iii) is disclosed as required by law or pursuant to legal process, or (iv) is disclosed to a lending institution (or any agent or trustee thereof) in connection with any financing for the benefit of Owner or NRG South Central subject to the terms of a confidentiality agreement having provisions substantially similar to this Agreement.

7.8 Renegotiation of Commercial Terms. The Parties acknowledge that the commercial terms of this Agreement reflect the Affiliate relationship that exists between Owner and Power Marketing. In the event that any portion of Owner, its parent, NRG South Central, or NRG South Central's members (NRG Central U.S. LLC or South Central Generation Holding LLC) is sold, transferred or conveyed to a non-Affiliate, Owner and Power Marketing agree to renegotiate the commercial terms of this Agreement to reflect an arms-length commercial arrangement.

      IN WITNESS WHEREOF, the parties have executed this Power Sales and Agency Agreement in multiple counterparts to be construed as one as of the date first set forth above.


                                    NRG POWER MARKETING INC.

                                    By: /s/ Craig A. Mataczynski
                                       ------------------------------------
                                    Name:  Craig A. Mataczynski
                                    Title: President


                                    LOUISIANA GENERATING LLC

                                    By: /s/ Craig A. Mataczynski
                                       ------------------------------------
                                    Name:  Craig A. Mataczynski
                                    Title: Vice President

                                     ANNEX A

                             NRG Power Marking Inc.
                 2000 Standard Labor Rates for Intracompany Transactions

--------------------------------------------------------------------------------
Category                                Fully Loaded Standard Rate
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Executive                               210.00
--------------------------------------------------------------------------------
Regional Manager                        136.00
--------------------------------------------------------------------------------
Sr. Attorney                            129.00
--------------------------------------------------------------------------------
Attorney                                100.00
--------------------------------------------------------------------------------
Exec. Dir. Energy Mktg.                 113.00
--------------------------------------------------------------------------------
Trader/Contract Administrator            86.00
--------------------------------------------------------------------------------
Hourly Scheduler                         46.00
--------------------------------------------------------------------------------
Sr. Accountant                           52.00
--------------------------------------------------------------------------------
Executive Dir. Finance/Tax              100.00
--------------------------------------------------------------------------------
Sr. Financial Analyst                    58.00
--------------------------------------------------------------------------------
Financial Analyst                        52.00
--------------------------------------------------------------------------------
Sr. Accountant                           52.00
--------------------------------------------------------------------------------
Accountant                               46.00
--------------------------------------------------------------------------------
Administrative Support                   35.00
--------------------------------------------------------------------------------